Exhibit 21.1

ALLIANCE IMAGING, INC. SIGNIFICANT SUBSIDIARIES

State of Incorporation
SMT Health Services, Inc.	Delaware
Alliance Imaging NC, Inc. (f/k/a Mobile Technology Inc)	Delaware
Medical Diagnostics, Inc.	Delaware